Exhibit 4.3.14

THIRTEENTH AMENDMENT TO

THE PNC FINANCIAL SERVICES GROUP, INC.

INCENTIVE SAVINGS PLAN

WHEREAS, The PNC Financial Services Group, Inc. (the “Corporation”) sponsors The PNC Financial Services Group, Inc. Incentive Savings Plan (the “Plan”);

WHEREAS, the Corporation wishes to amend the Plan to provide that PNC ARCS LLC will be a “participating employer” under the Plan effective January 1, 2008; and

WHEREAS, the Corporation has the authority under Article XIV to amend the Plan, and the Corporation wishes to amend the Plan as set forth below.

NOW, THEREFORE, IT IS RESOLVED, effective July 1, 2007, that the Plan is hereby amended as follows:

1.	Annex II (Participating Employers) to the Plan as updated by the Plan Manager is confirmed in the form attached hereto.

Executed and adopted by The PNC Financial Services Group, Inc. by its duly authorized delegate this 29th day of June, 2007.

/s/ William E. Rosner
William E. Rosner
Senior Vice President and Chief Human Resources Officer

ANNEX II

PARTICIPATING EMPLOYERS

PNC Bank, N.A.

PNC Capital Markets, LLC

PNC Alliance, LLC

PNC Equity Management Inc.

PNC Equipment Finance, LLC

PNC Investments, LLC

PNC Bank, Delaware

Midland Loan Services, Inc.

PNC Multifamily Finance, Inc.

PNC Mezzanine Management Corp.

PNC REIT Holding Corp.

Harris Williams & Co.

PNC ARCS LLC – Effective January 1, 2008

The following entities ceased to be Participating Employers as of September 29, 2006:

BlackRock Institutional Management Corporation

BlackRock Capital Management, Inc.

BlackRock Advisers, Inc.

BlackRock Financial Management, Inc.

BlackRock Realty Advisors, Inc.

BlackRock HPB Management, LLC

BlackRock Investments, Inc.

State Street Research and Management Company

State Street Research Investment Services, Inc.